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                                                                    EXHIBIT 10.1



                                                     February 2, 2000



John E. Hanley
34 Joel Drive
Hebron, CT  06248

Dear John:

This letter states Lydall, Inc.'s ("Lydall") proposal to extend special separation benefits to you in exchange for your execution of a release of possible claims against Lydall. You would be entitled to the special benefits after the attached Termination, Voluntary Release and Waiver of Rights Agreement ("Release") (see Exhibit A) has been negotiated between you and Lydall and is executed and effective. The special benefits will be retroactive to February 1, 2000 (the day following your last day of active employment with Lydall) and any payments will begin no later than seven (7) days after you have executed the Release. This offer to extend special separation benefits is conditioned on your execution of the Release.

From the date of this letter until your termination date of January 31, 2000, you will report and take direction from the Acting Interim CFO.

In reviewing this proposal, you should be aware that Lydall's offer to extend special separation benefits to you in consideration for your execution of a Release does not involve an exchange or forfeiture of any benefits to which you are presently or otherwise entitled, nor are you being asked to release any rights arising out of future events. To the contrary, Lydall's extension of this offer is contingent upon your execution of a mutually acceptable Release wherein you agree to waive certain rights expressly set forth therein relating to your past employment relationship with Lydall. Lydall encourages you to review the attached Release, with your attorney if you choose, and to discuss any questions or modifications you propose with Lydall. You should note that should you decide to sign the Release, you are entitled to revoke it within seven (7) calendar days after executing it, and the Release does not become effective or enforceable until the revocation period has expired.

An immediate response to Lydall's separation benefit proposal is not required. A reasonable period for your deliberation and review will be provided before a final decision must be made. If, however, no communication at all is received by the undersigned within twenty-one (21) days of your receipt of this correspondence, your silence will constitute a rejection of this offer, whereupon Lydall's proposal to extend the separation benefits discussed herein shall be withdrawn.

The following special Separation Benefits Section is a summary of benefits offered to you ONLY if you should sign the Termination, Voluntary Release and Waiver of Rights Agreement.


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SEVERANCE PERIOD

You will receive your current base compensation, less applicable taxes and deductions for a severance period of twelve (12) months beginning February 1, 2000 contingent upon the successful divestment of the Fort Washington facility. Also, Lydall agrees to convert your Incentive Stock Options (ISO) to Non-Qualified Options effective February 1, 2000 for a period of one-year ending on January 31, 2001.

If the Fort Washington facility is not divested by January 31, 2000, you will receive your current base compensation, less applicable taxes and deductions for a severance period of ten (10) months beginning February 1, 2000. Under this circumstance, you will not be extended the opportunity to convert your ISO to Non-Qualified Options.


HEALTH COVERAGE

Lydall agrees to pay your medical and/or dental coverage under COBRA through the earlier of; the end of your severance period, or until such time as you are first afforded the opportunity to secure health care coverage provided through a subsequent employer. You may extend coverage beyond that date at your expense if you exercised your rights under COBRA (see "Health Coverage" under "Other Benefits") and continue to qualify for COBRA coverage.


USE OF COMPANY CAR

You can continue use of the company car through January 31, 2000, or until you have obtained employment, whichever is earlier. The monthly payments for your options will continue to be deducted, but when the car is returned Lydall will pay the balance owed for those options. Lydall agrees to pay you a car allowance in the amount of $500.00/month through the end of your severance period.


EXECUTIVE LIFE AND DISABILITY INSURANCE

Lydall agrees to continue to pay your executive life and disability premiums until the end of your severance period.


OTHER BENEFITS

All other benefits you have held as an employee will end as of your termination date, January 29, 2000 according to the terms of the Plan Documents. Your Personnel Department will contact you with specific information.


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It is our hope that this correspondence conveys clearly the special separation benefits Lydall is proposing to extend to you in consideration for your execution of a mutually acceptable Release. Acceptance of this proposal is your own choice and is not required, but purely voluntary on your part.

If you have any questions regarding any aspect of this correspondence, or wish to discuss these benefits or their possible modification further, please contact me at your earliest convenience.

                                               Sincerely,



                                               Christopher R. Skomorowski
                                               President and CEO


_____________________________________________         Date: ___________________
Signature - Employee (Receipt of Letter)





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                                                                       EXHIBIT A


                       TERMINATION, VOLUNTARY RELEASE AND
                           WAIVER OF RIGHTS AGREEMENT


         I, John E. Hanley, unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as an employee and specifically as Vice President, Finance and Treasurer of Lydall, Inc. ("Lydall"), and concurrently and unconditionally agree to sever my relationship as an employee of Lydall effective January 31, 2000, in consideration for the voluntary payment to me by Lydall of the monetary amount set forth in the attached cover letter which is made a part hereof. I hereby accept the proposal as negotiated in the attached cover letter.

         1. In exchange for the consideration described in the attached cover letter, which I understand that Lydall is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any claims that I may have against Lydall and to release Lydall and their respective affiliates, subsidiaries, past and present officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as "Releasees") from any obligations any of them may owe to me, accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time under and out of my employment relationship with Lydall, except as specifically provided below in the following paragraph number 2.

         2. I do not waive, nor has Lydall asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has Lydall asked me to waive, any vested benefits that I may have or that I may have derived from the course of my prior employment with Lydall. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future arise exclusively from a substantial breach by Lydall of a material obligation of Lydall expressly undertaken in consideration of my entering into this Termination, Voluntary Release and Waiver of Rights Agreement.

         3. I agree to release, remise and forever discharge, and by these presents do, for myself, my heirs, executors and administrators, release, remise and forever discharge Lydall, its past and present and future parent and affiliate corporations and its past and present and future divisions, subsidiaries and related companies and their successors and assigns and Lydall's directors, officers, employees, agents and representatives, personally and as directors, officers, employees, agents and representatives of and from all manner of action and actions, causes and causes of action, sums of money, covenants, contracts, controversies, agreements, promises, damages, claims and demands whatsoever, in law or in equity, which I ever had, may have had, now have or which my heirs, executors or administrators hereinafter can, shall or may


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have as a result of my employment with or termination of employment with
Lydall, whether known or unknown, asserted or unasserted, suspected or unsuspected, which I may have as a result of any act which has occurred at any time up to and including the date of my execution of this Termination, Voluntary Release and Waiver of Rights Agreement, including, without limitation, any and all claims arising under the Agreement between Lydall, Inc. and myself dated March 10, 1995 and any claims, demands and causes of action under federal or state law, including without limitation, any rights to bring any demands, complaints, causes of action, claims and charges under the Federal Age Discrimination in Employment Act, 29 U.S.C. Sections 621-634, including the Older Workers' Benefit Protection Act 29 U.S.C. Section 626(f)(1), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.
Section 2000e-2000e-17, the Civil Rights Act of 1991, the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Sections 46a-60-46a-62 (1995), the Americans With Disabilities Act, 42 U.S.C. Sections 12101-12213, the Employee Retirement Income Security Act ("ERISA"), the Fair Labor Standards Act, the Equal Pay Act of 1963, Executive Order 11246, and the right to bring demands, complaints, causes of action, claims and charges under any other federal, state or local law, statute, regulation or decision, including laws that prohibit discrimination on the basis of sex, age or any claims for invasion of privacy, infliction of emotional distress, assault, battery or other common law claims, and any claims, demands or causes of action for injunctive and declaratory relief, breach of contract, wrongful discharge, compensation for lost wages and benefits, emotional distress, compensatory and punitive damages and costs including attorneys' fees, expenses and costs of litigation, and such other and additional relief as may be appropriate.

         THIS MEANS THAT, BY SIGNING THIS AGREEMENT, I WILL HAVE WAIVED ANY RIGHT I MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIMS AGAINST LYDALL AND/OR THE RELEASEES INCLUDING, BUT NOT LIMITED TO, CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO MY EMPLOYMENT RELATIONSHIP WITH AND/OR CESSATION OF EMPLOYMENT WITH LYDALL UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

         4. Nothing in this Agreement shall release, discharge or waive any rights and obligations created by this Agreement.

         5. I further acknowledge that I have been specifically asked by Lydall to review thoroughly the terms of this agreement and the concurrently executed cover letter including, especially, the waiver of rights set forth herein, with an attorney prior to my execution of this agreement. I understand that should I decide to sign the Termination, Voluntary Release and Waiver of Rights Agreement, I am entitled to revoke it within seven (7) calendar days after executing it, and the Termination, Voluntary Release and Waiver of Rights Agreement does not become effective or enforceable until the revocation period has expired. I also understand that if I do not communicate a decision to Lydall within twenty-one (21) calendar days of my receipt of this correspondence, my silence shall constitute a rejection of this offer, whereupon Lydall's proposal to extend the separation benefits discussed herein shall be withdrawn. I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Termination, Voluntary Release and Waiver of Rights Agreement, after bargaining over the terms hereof, with knowledge of the


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consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of Lydall. I do so understanding and acknowledging the significance of such waiver.

         6. Further, in view of the above-referenced consideration voluntarily provided to me by Lydall, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraph number 2 above. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.

         7. As a material inducement to Lydall to enter into this Termination, Voluntary Release and Waiver of Rights Agreement, the undersigned understands and agrees that if he/she should fail to comply with the conditions hereof or to carry out the agreement set forth herein, all amounts paid to the undersigned under this Agreement shall immediately be forfeited to Lydall and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.

         8. I agree to refrain from directly or indirectly interfering in any manner with the operations, management or administration of the Releasees and I further agree that I will not publicly disparage the Releasees, nor will I discuss in any public forum or in the media any claims that have been made against the Releasees arising from my employment relationship with Lydall. For purposes of this paragraph, "disparage" shall mean any statements, actions or insinuations, made either directly or through a third party, that would lessen the standing or stature of an institution or individual in the eyes of an ordinary citizen.

         9. Lydall agrees to refrain from publicly disparaging Hanley, nor will LydalI discuss in any public forum or in the media any claims that have been made against Hanley arising from his employment relationship with Lydall. For purposes of this paragraph, "disparage" shall mean any statements, actions or insinuations, made either directly or through a third party, that would lessen the standing or stature of an institution or individual in the eyes of an ordinary citizen.

         10. I acknowledge that (a) I may subsequently discover facts in addition to or different from those that I now know or believe to be true with respect to the claims described in Paragraph 1 above, and (b) that I may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to those claims. I acknowledge, however, that I have negotiated, agreed upon and entered into this Termination, Voluntary Release and Waiver of Rights Agreement with full knowledge of these possibilities and agree that this Agreement shall not be affected in any manner whatsoever if any of these possibilities come to pass.

         11. Except to enforce this Termination, Voluntary Release and Waiver of Rights Agreement, Lydall and I agree that we will forever forbear from pursuing any legal proceedings,


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administrative or judicial, and we will not in any other way make or continue to make any demand or claims against each other with respect to any aspect of my employment, and cessation of employment, with Lydall occurring at any time up to and including the date of our execution of this Agreement.

         12. I hereby agree that I will not seek reinstatement or reemployment at Lydall or any of its divisions or subsidiaries, and waive any right to seek such positions. I further agree that I will not apply for any such position at any time in the future and that the execution of this Termination, Voluntary Release and Waiver of Rights Agreement is good and sufficient cause for Lydall to reject any such applications or to terminate my employment if I obtain any such future employment.

         13. As a further material inducement to Lydall to enter into this agreement, the undersigned provides as follows:

         FIRST. The undersigned represents that he has not filed any complaints or charges against Lydall, or any of the Releasees relating to the relinquishment of his former titles and responsibilities at Lydall or the terms of his former employment with Lydall and that if any agency or court assumes jurisdiction of any complaint or charge against Lydall or any of the Releasees on behalf of the undersigned concerning his former employment with Lydall, the undersigned understands and agrees that he has, by his knowing and willing execution of this Agreement waived his rights to any form of recovery or relief against Lydall, or any of the Releasees, including but not limited to, attorney's fees. Provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against Lydall for redress of a substantial breach of a material obligation of Lydall expressly undertaken in consideration of the undersigned's entering into this Termination, Voluntary Release and Waiver of Rights Agreement.

         SECOND. The undersigned acknowledges and understands that the consideration for this release shall not be in any way construed as an admission by Lydall or any of the Releasees of any improper acts or any improper employment decisions, and that Lydall, specifically disclaims any liability on the part of themselves, their agents, employees, representatives, successors or assigns in this regard.

         THIRD. The undersigned acknowledges and agrees that this Termination, Voluntary Release and Waiver of Rights Agreement shall be binding upon the undersigned, upon Lydall, and upon our respective administrators, representatives, executives, successors, heirs and assigns and shall inure to the benefit of said parties and each of them.

         FOURTH. The undersigned represents, understands, and agrees that this is a voluntary agreement which may not be construed as binding precedent that can be utilized or asserted by the undersigned or by others acting on his/her behalf in any manner whatsoever against Lydall or any of the Releasees here, or elsewhere, in the future. Provided, however, that this provision shall not preclude the undersigned from utilizing or asserting this agreement to obtain appropriate relief for redress of a substantial breach of a material obligation of Lydall expressly


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undertaken in consideration of the undersigned's entering into this Termination,
Voluntary Release and Waiver of Rights Agreement.

         FIFTH. The undersigned represents, understands and agrees that this Termination, Voluntary Release and Waiver of Rights Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, EXCEPT for the Employee Agreement previously executed by the undersigned, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Termination, Voluntary Release and Waiver of Rights Agreement. (A copy of that Employee Agreement is attached hereto, made a part hereof, and designated as Exhibit B.)

         SIXTH. The undersigned represents, understands and agrees that for a period of two (2) years from the date of termination, he will not directly or indirectly: (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or work for (as an employee, consultant or independent contractor) or have any material financial interest in, any business which manufactures and/or sells products competitive with Lydall's products or products currently in development in any market in which Lydall has sold or attempted to sell any of its product in the two (2) years preceding such termination; or (ii) induce or attempt to induce any person who is an employee of Lydall to terminate his or her employment with Lydall; or
(iii) induce or attempt to induce any person, business or entity which, as of the date of the termination of his employment, is a supplier of, a purchaser from, or a contracting party with Lydall to terminate any written or oral agreement, order or understanding with Lydall.

         SEVENTH. MODIFICATION. Neither this Agreement nor the cover letter may be altered or changed orally, but only by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification or discharge is sought.

         EIGHTH. SEVERABILITY. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

         NINTH. CONFIDENTIALITY. Lydall and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party's accountants or attorneys.

         I agree and recognize that by reason of my employment and services to the Releasees I have had access to certain confidential and proprietary information relating to the Releasees' business, which may include, but is not limited to, technical notebook records, technical reports, patent applications, machine equipment, computer software, models, process and product


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designs including any drawings and descriptions, unwritten knowledge and
"know-how", operating instructions, training manuals, production and development processes, production or other schedules, customer lists, customer buying records, product sales records, sales requests, territory listings, market surveys, plans including marketing plans and long range plans, salary information, contracts, supplier lists, product costs, policy statements, policy procedures, policy manuals, flowcharts, computer printouts, computer programs, software and financial information, reproductions and correspondence, trade secrets, marketing and sales techniques, strategies and programs, (collectively referred to as "Confidential Information"). I acknowledge that I will not, unless expressly authorized in writing by the Releasees, directly or indirectly, at any time, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of me or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Lydall or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction over me to divulge, disclose or make accessible such information in which case I will inform the Releasees in writing promptly of such required disclosure, but in any event at least two days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which came into my possession during the course of my employment shall remain the property of the Releasees. I agree that I will return all Confidential Information of Lydall in my possession no later than the date on which this Agreement is signed. I further agree to immediately deliver my laptop computer, including all floppy disks, to Lydall for removal of all computer programs, files and documents that are Confidential Information of Lydall.


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                             AFFIRMATION OF RELEASOR

         I, John E. Hanley, warrant that this Termination, Voluntary Release and Waiver of Rights Agreement, the accompanying cover letter executed concurrently herewith, and the Employee Agreement reflect the entire agreement between me and Lydall.

         I, John E. Hanley, warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility therefor.

         I, John E. Hanley, have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.

         Executed this__________ day of _____________, 2000, at _______________.



                                                  ___________________________
                                                  John E. Hanley



STATE OF_____________________________ )
                                      )       SS:
COUNTY OF____________________________ )


        Subscribed and sworn to before me, a Notary Public in and for said County and State, this_____________day of ____________, 2000, under the pains and penalties of perjury.




                                                  ___________________________
                                                                 , Notary Public


My Commission Expires: _____________________

County of Residence: _______________________




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